Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

AMONG

ROCKET SOFTWARE, INC.,

ROCKET ACQUISITION SUB, INC.

AND

TCSI CORPORATION

DATED NOVEMBER 12, 2002

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated November 12, 2002 by and among Rocket Software, Inc., a Massachusetts corporation (“Parent”), Rocket Acquisition Sub, Inc., a Nevada corporation (“Sub”) and wholly owned subsidiary of Parent, and TCSI Corporation, a Nevada corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent pursuant to a tender offer (the “Offer”) by Sub for any and all of the issued and outstanding shares (the “Shares”) of the Common Stock, par value $0.10 per share, of the Company (“Company Common Stock”) followed by a merger (the “Merger”) of Sub with and into the Company with the Company as the surviving corporation in accordance with the Nevada General Corporation Law (the “NGCL”), upon the terms and subject to the conditions in this Agreement;

WHEREAS, the Board of Directors of Parent and Sub have each unanimously approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Merger and the transactions contemplated hereby are fair to and in the best interests of the holders of the Company Common Stock (the “Company Stockholders”) and has adopted, and has resolved to recommend that the Company Stockholders accept the offer and approve, this Agreement, the Merger and the transactions contemplated hereby to which the Company is a party.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE OFFER

Section 1.1    The Offer.

(a)    Offer.    Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and that none of the events or circumstances set forth in Annex I shall have occurred or exist, Parent shall cause Sub, as promptly as reasonably practicable after the date hereof, but in any event no later than five business days following the date hereof, to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer, at a price of $0.52 per share, net to the seller in cash, without interest (or at such higher price as Sub elects to offer) (the “Offer Price”), but subject to any withholding required by law. The obligation of Parent and Sub to accept and pay for Shares tendered shall be subject only to (i) the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, when added to the shares of Company Common Stock owned by Parent, represent at least 90% of the Shares issued and outstanding on a fully diluted basis (the “Minimum Condition”) and (ii) to the other conditions set forth in Annex I (collectively, the “Offer Conditions”). Parent and Sub expressly reserve the right to waive any of the Offer Conditions (except that Parent and Sub may not waive the Minimum Condition except with the consent of the Company or as and to the extent provided in this Agreement), to increase the price per share payable in the Offer and to make any other change or changes in the terms or conditions of the Offer, including, without limitation, extending the expiration date, except that, without the consent of the Company, Parent and Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in Section 1.1(b), extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in a manner adverse to the holders of Company Common Stock.

(b)    Extension.    Subject to the terms and conditions hereof, the Offer shall expire at midnight, San Francisco time, on the date twenty business days (as defined under the Exchange Act) after the date the Offer is commenced, provided, that Sub may, without the consent of the Company or any other person, extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, or for any period that may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) applicable to the Offer, subject in each case to any right the Company may have to terminate this Agreement pursuant to Section 8.1. If, at any scheduled expiration date of the Offer, the Minimum Condition shall not have been satisfied or the conditions set forth in paragraph 2(e) or 2(f) of Annex I shall occur or exist, but at such scheduled expiration date the conditions set forth in paragraph 2(a), 2(b), 2(c), 2(d), or 2(g) of Annex I shall not have occurred or existed then at the request of the Company, Sub shall extend the Offer from time to time, subject to any right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof.

(c)    Waiver of Minimum Condition.    Notwithstanding any other provision contained herein, including, without limitation, Section 1.1(a) and (b), and subject in each case to any right Sub or Parent may have to terminate this Agreement pursuant to Section 8.1, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Sub shall, and Parent shall cause Sub to, at the direction of the Company, either (x) extend the Offer pursuant to Section 1.1(b) or (y) amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any shares of Company Common

Stock theretofore acquired by Parent or Sub) and (ii) the number of shares of Company Common Stock tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding shares of Company Common Stock, Sub shall waive the Minimum Condition and amend the Offer to reduce the number of shares of Company Common Stock subject to the Offer to 50.1% of the shares of Company Common Stock then outstanding (the “Revised Minimum Number”) and purchase, on a pro rata basis, the Revised Minimum Number of shares (it being understood that Sub shall not in any event be required to accept for payment, or pay for, any shares of Company Common Stock if less than the Revised Minimum Number of shares are tendered pursuant to the Offer and not withdrawn at the expiration date).

(d)    Acceptance and Payment.    Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment shares of Company Common Stock validly tendered as soon as practicable (and in any event within five Business Days) after such satisfaction or waiver of all conditions of the Offer, and pay for accepted shares of Company Common Stock as promptly thereafter as reasonably practicable, and in any event in compliance with Rule 14e-1(c) under the Exchange Act. Parent shall provide, or cause to be provided to Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock Sub accepts or becomes obligated to accept for payment.

Section 1.2    Company Action.

(a)    Approval.    The Company hereby approves and consents to the Offer.

(b)    Stockholder Lists; Other Assistance.    The Company will promptly, and in any event within three (3) Business Days after the execution of this Agreement, instruct its transfer agent to furnish Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of outstanding shares of Company Common Stock and lists of securities positions of outstanding shares of Company Common Stock held in stock depositories, and to provide to Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Sub or any of their respective agents may reasonably request in connection with the Offer and Merger. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall, and shall cause their agents to, hold in confidence the information contained in any such labels, listings and files, use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, upon request, destroy or deliver to the Company all copies of such information then in their possession or control.

Section 1.3    SEC Actions.

(a)    Schedule TO.    On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (including all supplements and amendments thereto, the “Schedule TO”), which shall contain an offer to purchase, a related letter of transmittal and summary advertisement (such Schedule TO and all other documents required to be filed by Parent and Sub with the SEC in connection with the Offer and the Merger, are collectively referred to as the “Offer Documents”).

(b)    Schedule 14D-9.    On or as soon as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (including all supplements and amendments thereto, the “Schedule 14D-9”). The Schedule 14D-9 shall (unless the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action would be inconsistent with its fiduciary duties to Company Stockholders under applicable Law) contain the recommendation of the Board of Directors of the Company that the Company Stockholders accept the Offer and tender their shares of Company Common Stock (the “Company Board Recommendation”).

(c)    Action by Parties.

(i)
Parent and Sub will take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the Schedule 14D-9 and all other documents required to be filed by the Company with the SEC in connection with the Offer and the Merger (collectively, the “Company Disclosure Documents”), comply or complies in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that Parent and Sub make no representation with respect to information furnished by the Company for inclusion in the Offer Documents and that the Company makes no representation with respect to information furnished by Parent or Sub for inclusion in the Company Disclosure Documents.

(ii)	The Company shall ensure that the information with respect to the Company that the Company furnishes to Parent in writing specifically for inclusion in the Offer Documents will not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Sub shall ensure that the information with respect to Parent and Sub that (X) Parent or Sub furnishes to the Company in writing specifically for inclusion in the Company Disclosure Documents, (Y) is incorporated in the Company Disclosure Documents by reference to any of the Offer Documents (other than any information set forth in any of the Offer Documents that is furnished by the Company for inclusion therein), or (Z) is set forth in the Schedule TO (other than any information set forth in the Schedule TO that is furnished by the Company for inclusion therein), will not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Sub, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents and the Company Disclosure Documents, as the case may be, if and to the extent that it shall have become false and misleading in any material respect.

(iii)
Each of Parent and Sub will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Company Disclosure Documents, in each case including all amendments thereto, to be filed with the SEC and to be disseminated to holders of the outstanding shares of the Company Common Stock as and to the extent required by applicable federal securities laws.

(iv)
Each of the Company, on the one hand, and Parent and Sub on the other hand, will give the other, and their respective counsel, the opportunity to review and provide comments with respect to the Company Disclosure Documents and the Offer Documents, as the case may be, before they are filed with the SEC, in each case including all amendments thereto. In addition, such party will provide the other such parties and their counsel with any comments, whether written or oral, which it may receive from time to time from the SEC or its staff with respect to the Company Disclosure Documents or the Offer Documents promptly after the receipt of such comments.

Section 1.4    Directors.

(a)    Entitlement.    Effective upon the acceptance by Sub of such number of shares of Company Common Stock as shall constitute satisfaction of the Minimum Condition or the Revised Minimum Number, as the case may be, and subject to compliance with Section 14(f) of the Exchange Act, Sub shall be entitled, at its option, to designate the number of directors, rounded up to the next whole number, on the Company Board for the period following such acceptance (the “Post-Acceptance Board”) that equals the product of (i) the total number of available seats on the Post-Acceptance Board (giving effect to the election of any additional directors, the resignation of any existing directors and/or the increase in the Company Board pursuant to this Section 1.4) and (ii) the percentage that the number of shares of Company Common Stock owned by Sub (including shares of Company Common Stock accepted for payment) and Parent bears to the total number of shares of Company Common Stock issued and outstanding. The Company shall take all action necessary to cause Sub’s designees to be elected or appointed to the Post-Acceptance Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. The Company will use its reasonable best efforts to cause individuals designated by Sub to constitute the same percentage as such individuals represent on the Post-Acceptance Board of each committee of such Post-Acceptance Board (other than any committee of such Post-Acceptance Board established to take action under this Agreement). Notwithstanding the foregoing, at all times prior to the Effective Time the Post-Acceptance Board shall include at least two directors in office as of the date hereof (any such director remaining in office being a “Continuing Director”), provided, that, (i) if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Directors or Director shall designate a Person or Persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Continuing Director for purposes of this Agreement or (ii) if no Continuing Directors then remain, the other directors shall designate two Persons to fill such vacancies who shall not be officers or affiliates of the Company, or Officers or affiliates of Parent or any of its Subsidiaries, and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement, and in the case of either clause (i) or (ii) Sub shall cause such Person or Persons to be elected to fill such vacancy or vacancies. The provisions of this Section 1.4(a) are in addition to and shall not limit any rights which Parent or Sub or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of law with respect to the election of directors or otherwise.

(b)    Company Actions.    To the fullest extent permitted by applicable law, upon any request by Sub following the acceptance by Sub of such number of

Shares as shall constitute satisfaction of the Minimum Condition or the Revised Minimum Number, as the case may be, the Company shall promptly take all actions required in order to fulfill its obligations under this Section 1.4(b), including, without limitation, in the case of satisfaction of the Minimum Condition, all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which shall include without limitation filing with the SEC and transmitting to the record stockholders of the Company such information with respect to the Company and its officers and directors and Sub’s designees as is necessary to enable Sub’s designees to be elected to the Post-Acceptance Board. Parent or Sub will supply to the Company any information with respect to itself and such nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1, and Parent and Sub jointly and severally represent to the Company that such information will not, at the time of the filing with the SEC of any document required to be filed pursuant to this Section 1.4(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they were made, are not misleading.

(c)    Concurrence of Continuing Directors.    Following the election or appointment of Sub’s designees pursuant to Section 1.4(b) and prior to the Effective Time, Parent and Sub shall not cause the Company to take any action with respect to any amendment, or waiver of any term or condition, of this Agreement or the Company’s Articles of Incorporation or the Company Bylaws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or Parent or waiver or assertion of any of the Company’s rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement or the Offer, without the concurrence of a majority of the Continuing Directors.

ARTICLE II
THE MERGER

Section 2.1    The Merger.

Upon the terms and subject to the conditions of this Agreement, and in accordance with the NGCL, at the Effective Time (as defined in Section 2.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the Laws (as defined in Section 4.4) of the State of Nevada.

Section 2.2    Effective Time; Closing.

As promptly as practicable (and in any event within three (3) business days) after the conditions set forth in Article VI hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the parties hereto shall cause the Merger to be consummated by filing the plan of merger pursuant to Section 92A.200 of the NGCL (the “Plan of Merger”), with the Secretary of State of the State of Nevada and by making all other filings or recordings required under the NGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the NGCL. The Merger shall become effective at such time as the Plan of Merger is duly filed with the Secretary of State of the State of Nevada, or at such other time as the parties hereto agree shall be specified in the Plan of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 1:00 p.m., local time, at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94112, or at such other time and location as the parties hereto shall otherwise agree.

Section 2.3    Effect of the Merger.

At the Effective Time, the effect of the Merger, shall be as provided in the Plan of Merger, the applicable provisions of the NGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4    Conversion of Company Common Stock.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

(i)
Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.4(a)(ii) and Dissenting Shares, as defined in Section 2.5, if any) shall be canceled and, subject to Section 2.5, shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to the Offer Price or any higher price paid for each outstanding share of Company Common Stock in the Offer payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in

Section 2.8 (together with amounts payable under Section 2.6 and Section 2.7, the “Merger Consideration”); and

(ii)
Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Sub or any of their direct or indirect subsidiaries and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities, each share of common stock, no par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c)    At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 2.4(a)(i) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.4(a)(i).

(d)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change or transaction.

(e)    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Merger Consideration payable with respect thereto will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent or the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

Section 2.5    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Stock in the time and manner provided in Section 92A.380 of the NGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the NGCL (the “Dissenting Shares”) shall not be converted as described in Section 2.4(a)(i), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 92A.380 of the NGCL; provided, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the NGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.4(a)(i), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

(b)    The Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 92A.380 of the NGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the NGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

Section 2.6    Stock Option Plans.

As of the Effective Time, each outstanding option (each, a “Company Option”), whether vested or unvested, under the TCSI Corporation 1991 Stock Incentive Plan, the TCSI Corporation 1994 Directors Stock Option Plan and the TCSI Corporation 2001 Stock Incentive Plan, each as amended to date (the “Company Stock Option Plans”), shall be canceled, and in consideration for such cancellation the holder thereof shall become entitled to receive an amount in cash (subject to Section 2.8(f)) equal to the product of (i) the number of shares subject to the Company Options, whether vested or unvested, held by such holder and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of each such Company Option.

Section 2.7    Company Warrant.

The Company and Parent shall use commercially reasonable efforts to provide that the issued and outstanding warrant to purchase shares of Company Common Stock (the “Company Warrant”) shall be canceled as of the Effective Time in consideration for the payment to the holder of the Company Warrant of an amount in cash equal to the product of (a) the number of shares subject to the Company Warrant held by the holder and (b) the excess (if any) of the Merger Consideration per share of Company Common Stock over the per share exercise price of each such Company Warrant.

Section 2.8    Surrender of Shares of Company Common Stock; Stock Transfer Books.

(a)    Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds necessary to make the payments to such holders provided for in Section 2.4 upon surrender of their Certificates and for the holders of Company Options and the Company Warrant to receive the payments provided for in Section 2.6 and Section 2.7 upon surrender and cancellation of the Company Options and the Company Warrant. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock, Company Options and the Company Warrant (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent; provided, that such investments shall be in obligations of, or guaranteed by, the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc., or Standard and Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, or repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of US$100 million (based upon the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Fund and be payable to the Surviving Corporation upon demand of non-disbursed funds pursuant to Section 2.8(d) hereof. Parent shall promptly replace any monies lost through any investment made pursuant to this Section 2.8(a), and Parent shall in any event be liable for the payment of the Merger Consideration, notwithstanding any losses in the Fund. The Fund shall not be used for any purpose except as expressly provided in this Agreement. The Paying Agent shall make the payments provided in Section 2.4, Section 2.6 and Section 2.7.

(b)    Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.4, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.4.

(c)    The Parent and the Surviving Corporation shall cause the Paying Agent to pay the amounts payable to each holder of a Company Option or a Company Warrant pursuant to Section 2.6 or Section 2.7 as soon as reasonably practicable following the Effective Time.

(d)    At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.5)), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(e)    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article II upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

(f)    Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or the holder of the Company Warrant such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options and the holder of the Company Warrant in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent. The Surviving Corporation or Parent shall promptly pay or cause to be paid any amounts withheld pursuant to this Section 2.8(f) for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of Company Common Stock, Company Options or the holder of the Company Warrant.

(g)    Except as otherwise provided in this Agreement, the Surviving Corporation shall pay all charges and expenses including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

Section 2.9    Subsequent Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the

Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement and the Merger, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of Sub or the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Sub or the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the Merger.

Section 2.10    Stockholders’ Meeting.

(a)    Stockholder Meeting and Proxy Statement.    Subject to Section 2.10(d), if required by applicable Law in order to consummate the Merger, the Company, acting through the Post-Acceptance Board, shall, in accordance with applicable Law:

(i)
duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholder Meeting”), as promptly as practicable following the acceptance for payment of the shares of Company Common Stock by Sub pursuant to the Offer, for the purpose of considering and taking action upon the approval of the Merger and this Agreement;

(ii)
prepare and file with the SEC, as promptly as practicable following the acceptance for payment of the shares of the Company Common Stock by Sub, a preliminary proxy statement relating to the Merger and this Agreement, and use its reasonable best efforts (x) to obtain and furnish the information required to be included by applicable Law in the preliminary proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the proxy statement, and (y) to cause the proxy statement and any amendment or supplement thereto, to be mailed to its stockholders, provided, that the Company (1) will promptly notify Parent of its receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements of the proxy statement or for additional information; (2) will promptly provide Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement or the Merger and (3) will not amend or supplement the proxy statement without first consulting with Parent and its counsel and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders to the extent required by the NGCL;

(iii)
use its reasonable best efforts to prepare and revise the proxy statement so that, at the date mailed to Company Stockholders and at the time of the Stockholder Meeting, the proxy statement will (x) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they are made, are not misleading (except that the Company shall not be responsible under this clause (iii) with respect to statements made therein based on information supplied by Parent or Sub expressly for inclusion in the proxy statement) and (y) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; and

(iv)
include in the proxy statement (except to the extent that the or Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action is inconsistent with its fiduciary duties to the Company Stockholders under applicable Law) the recommendation of such Board that the Company Stockholders vote in favor of the approval of the Merger and the adoption of this Agreement.

(b)    Parent Information.    Parent shall furnish to the Company such information concerning itself and Sub, for inclusion in the proxy statement, as may be requested by the Company and required to be included in the proxy statement. Such information provided by Parent and Sub in writing expressly for inclusion in the proxy statement will not, at the date the proxy statement is filed with the SEC, and mailed to the Company Stockholders and (including any corrections or modifications made by Parent or Sub to such information) at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they were made, are not misleading.

(c)    Parent Vote.    Parent shall vote or cause to be voted all shares of the Company Common Stock purchased pursuant to the Offer and all other shares beneficially owned by Parent or Sub in favor of adoption of the Merger and the Merger Agreement.

(d)    Merger Without Meeting of Stockholders.    In the event that Parent or Sub, collectively, shall acquire at least 90% of the issued and outstanding shares of Company Common Stock, the Company, Parent and Sub agree to take all appropriate and necessary action to cause the Merger to become effective as soon as practicable after the expiration or termination of the Offer, without a meeting of the Company Stockholders, in accordance with Section 92A.180 of the NGCL.

ARTICLE III
THE SURVIVING CORPORATION

Section 3.1    Articles of Incorporation.

The Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until, subject to Section 6.6(a), the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such Articles of Incorporation.

Section 3.2    Bylaws.

The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until, subject to Section 6.6(a), the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

Section 3.3    Directors and Officers.

From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the written disclosure letter prepared by the Company and delivered to Parent and Sub simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Sub that all of the statements contained in this Article IV are true and complete as of the date of this Agreement and will be true and complete as of the Effective Time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The headings in the Company Disclosure Letter correspond to the section numbers contained in the Agreement to which the disclosures relate. Information disclosed in any numbered or lettered part of the Company Disclosure Letter shall be deemed to relate to and to qualify the particular provision set forth in the corresponding numbered or lettered section of the Agreement.

Section 4.1    Organization and Standing.

Each of the Company and each Subsidiary (as defined in Section 4.2(c)) (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the necessary corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of this clause (c), where the failure to be so qualified or licensed or be in such good standing is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.11(a)). The Company has delivered to Parent true and complete copies of the Articles of Incorporation of the Company (including any certificates of designations attached thereto, the “Company Articles of Incorporation”) and bylaws of the Company (the “Company Bylaws”) and the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). As of November 8, 2002, (i) 20,555,248 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 2,052,830 Company Options (as defined in Section 2.6) are outstanding pursuant to the Company Stock Option Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, and 1,600,000 shares of Company Common Stock is authorized and reserved for future issuance pursuant to the Company Stock Option Plans, (iv) no shares of Preferred Stock are issued or outstanding, and (v) the Company Warrant to purchase 25,000 shares of Company Common Stock are outstanding and 25,000 shares of Company Common Stock are reserved for future issuance upon exercise of the Company Warrant. Section 4.2(a) of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Options and the Company Warrant together with the exercise prices thereof and the plan pursuant to which they were issued, if any. Copies of the outstanding Company Options and the Company Warrant have been delivered to Parent.

(b)    Except as set forth in Section 4.2(a) of this Agreement or in Section 4.2(b) of the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other similar rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary, or pursuant to which the Company or any Subsidiary is bound, that (i) restricts the transfer of any shares of capital stock of the Company or any Subsidiary, (ii) relates to the voting of any shares of capital stock of the Company or any Subsidiary or (iii) obligates the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(c)    Section 4.2(c) of the Company Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company owns of record or beneficially, directly or indirectly, 30% or more of the outstanding equity interests (each a “Subsidiary” and collectively, the “Subsidiaries”). The Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, except for liens for Taxes accrued but not yet payable.

Section 4.3    Authority for Agreement.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining stockholder approval as may be necessary, to consummate the Merger and the other transactions to which the Company is a party contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions to which the Company is a party contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions to which the Company is a party contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the NGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company Stockholders necessary to approve this Agreement, the Merger and the other transactions to which the Company is a party contemplated by this Agreement.

(b)    The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby to which the Company is a party, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions to which the Company is a party contemplated hereby and (iii) resolved, subject to the provisions of this Agreement, to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company Stockholders. No Nevada or California, and to the Company’s knowledge no other state, anti-takeover or similar statute is applicable to Parent, Sub, the Company or the Surviving Corporation in connection with the Merger, this Agreement or any of the transactions to which the Company is a party contemplated hereby or thereby.

(c)    Duff & Phelps, LLC (the “Independent Advisor”) has delivered to the Board of Directors of the Company its opinion, as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Stockholders in the Merger is fair to the Company Stockholders from a financial point of view. The Company will provide to Parent a copy of the written opinion of the Independent Advisor.

Section 4.4    No Conflict.

The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions to which the Company is a party contemplated by this Agreement will not, (a) conflict with or violate the Company Articles of Incorporation or

Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (b) subject to Section 4.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for such conflicts or violations, which individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on, or distribution from escrow of, any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as defined in Section 4.13) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except for such breaches, defaults, rights creation, or lien or encumbrance creation, which individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

Section 4.5    Required Filings and Consents.

The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental entity or agency, domestic or foreign (a “Governmental Entity”), except (a) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or “blue sky” laws (“Blue Sky Laws”), (b) for filings contemplated by Section 2.1, Section 2.2 and Section 4.14 hereof and (c) for such consents, approvals, authorizations, permits, filings or notifications of which the failure to obtain or make, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 4.6    Compliance.

Each of the Company and its Subsidiaries (a) except as to the matters set forth in Section 4.7, Section 4.9, Section 4.14, Section 4.15, Section 4.16, Section 4.17, Section 4.18 and Section 4.20 (which are addressed by the specific representations regarding the subject matters thereof), has been operated at all times in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (b) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for instances of noncompliance, defaults or violations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

Section 4.7    SEC Filings, Financial Statements.

(a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the “SEC”) since March 31, 1999 (collectively, including all exhibit thereto, the “SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports as of their filing dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) All of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively referred to as the “Company Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as noted therein and, in the case of the unaudited statements, as may be permitted by the applicable rules and regulations promulgated under the Exchange Act and the Securities Act and subject, in the case of unaudited statements, to normal year end adjustments) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

(c) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company prepared in accordance with GAAP, and that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at September 30, 2002, including the notes thereto, (ii) liabilities disclosed in the SEC Reports and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2002 which, individually or in the aggregate, will not have a Company Material Adverse Effect (as defined in Section 9.11).

(d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.8    Absence of Certain Changes or Events.

Except as contemplated by this Agreement or as set forth in the SEC Reports filed prior to the date hereof, since September 30, 2002, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (a) any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate with other events, occurrences or conditions, a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (c) any material change in accounting methods, principles or practices employed by the Company, except as may have been required by change in GAAP or applicable Law or (d) any action of the type described in Section 6.1(b)(i) or Section 6.1(c)(iii), (iv), (vi), (vii) or (viii) which had such action been taken after the date of this Agreement would be in violation of any such Section.

Section 4.9    Taxes.

The Company and each of its Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) of the Company and its Subsidiaries which are (a) shown as due on such Tax Returns, (b) otherwise due and payable or (c) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments that, if upheld, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect. Neither the Company nor any of its Subsidiaries has received from a federal, state, local or foreign tax authority any: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to any Tax or (iii) notice of deficiency or proposed adjustment of any Tax. Neither the Company nor any of its Subsidiaries is currently undergoing any audit with respect to any Tax. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period (A) did not, as of the most recent Company

Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Company Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any Subsidiary has ever been a member of any consolidated group (other than with the Company and its Subsidiaries) for Tax purposes. Federal and state income tax returns of the Company and its Subsidiaries have been examined by the IRS or applicable state Authority as shown in Section 4.9 of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement or (ii) has any liability or obligation for the Taxes of any person (other than Company or any of its Subsidiary) under Treas. Reg. §1.1502-6 (or any similar provision of any other applicable Law), as a transferee or successor, by contract, or otherwise. The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code. For purposes of this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 4.9 of the Company Disclosure Letter sets forth with reasonable specificity: (X) all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes measured by income or gross receipts (a “Taxable Presence”) and all jurisdictions in which the Company or any Subsidiary has had a Taxable Presence since January 1, 1998, (Y) all Tax Returns for Taxes measured by income or gross receipts filed or due to be filed applicable to the three-year period ending on the date hereof and (Z) all material correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 1, 1998.

Section 4.10    Assets.

(a)    Section 4.10 of the Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary has a written license, easement or right of way to use, (iii) as to which the Company or a Subsidiary has the option to purchase, lease, license or acquire an easement or right of way pursuant to a written agreement or (iv) in which the Company or a Subsidiary has any other interest, except for such real property interest which the loss of, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The real property, improvements, equipment and personal property held under lease by any of the Company or a Subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such Subsidiary, and the Company or such Subsidiary enjoys peaceful and undisturbed possession under all leases pursuant to which it holds any real property, improvements, equipment or personal property.

(b)    The buildings, fixtures and equipment of the Company and its Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put.

(c)    Each of the Company and its Subsidiaries has good and valid title to all the properties and assets reflected as owned on the most recent consolidated balance sheet of Company and its Subsidiaries, taken as a whole, included in the SEC Reports or purported to have been acquired by the Company or any of its Subsidiaries since such date (other than inventory sold, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice of the Company and its Subsidiaries), in each case free and clear of all liens and other encumbrances.

Section 4.11    Change of Control Agreements.

Except as set forth in Section 4.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company or any Subsidiary. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any Subsidiary in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.12    Litigation.

Except as set forth in Section 4.12 of the Company Disclosure Letter, as of the date hereof, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date hereof, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) to which the Company or any of its Subsidiaries is a party.

Section 4.13    Contracts and Commitments.

(a)    Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party and which are binding and in effect as of the date hereof but which are not listed in Schedule 6.2(a): (i) any written contracts of employment, (ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business or involving payments of less than $25,000), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money, in each case in a principal amount of more than $250,000, (iv) agreements with unions, (v) independent contractor agreements and leased or temporary employee agreements involving in each case aggregate annual payments of more than $50,000, (vi) leases of any real or personal property involving, in each case, annual rent of $100,000 or more, (vii) agreements with distributors, manufacturers, suppliers and trade partners, in each case involving aggregate annual payments of more than $50,000, (viii) all licensing agreements in each case involving aggregate annual payments of more than $50,000, (ix) any contract or agreement for the granting or receiving of a license or sublicense or arrangement (other than agreements or licenses for standard, packaged software products) under which any person is obligated to pay or has the right to receive a royalty, license fee or similar payment in each case involving aggregate annual payments of more than $50,000, (x) all inbound license agreements for software code or other technology (not otherwise readily available from other sources) integrated with or otherwise comprising a part of any Company product or service that generates a material amount of revenues for the Company and (xi) all other contracts, agreements or commitments individually involving, in each case, either (A) aggregate annual payments made by or to the Company or a Subsidiary of $50,000 or more of (B) a right which, if expired, terminated or otherwise became unavailable to the Company would be reasonably likely to have a Company Material Adverse Effect (together with the contracts listed on Schedule 6.2(a), each individually, a “Material Contract” and collectively, “Material Contracts”). The Company has delivered or, where disclosure is prohibited by a contractual nondisclosure agreement will deliver in accordance with Section 6.2(a), to Parent true, correct and complete copies of all Material Contracts.

(b)    As of the date hereof, the Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and to the knowledge of the Company with respect to each other party to any of such Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. The Material Contracts constitute all of the Material Contracts used in the conduct of the conduct of the business of the Company and the Subsidiaries as currently being conducted. Except as set forth in Section

4.13(b)(i) of the Company Disclosure Letter, as of the date hereof, there are no existing material defaults or breaches of the Company under any Material Contract (or events or conditions which, with notice or lapse of time or both would constitute a material default or breach) and, to the knowledge of the Company, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) with respect to any third party to any Material Contract. As of the date hereof, the Company has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any of such agreements. Section 4.13(b)(ii) of the Company Disclosure Letter identifies each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

Section 4.14    Employee Benefit Plans.

All material employee benefit plans, compensation arrangements and other benefit arrangements maintained by or contributed to by the Company covering directors, stockholders and employees of the Company or any of its Subsidiaries (the “Company Benefit Plans”) and all employee agreements providing for compensation, severance or other benefits to any director, stockholder, employee or former employee of the Company or any of its Subsidiaries are listed in Section 4.14 of the Company Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been provided or made available by the Company to Parent: (a) any plans and related trust documents, individual, trust and insurance agreements, and amendments thereto, (b) summary plan descriptions and material modifications thereto, (c) written communications made since September 30, 2002, to recipients of benefits relating to the Company Benefit Plans, (d) written descriptions of all non-written agreements relating to the Company Benefit Plans, (e) the most recent Form 5500 series annual reports (including all schedules thereto) filed with respect to the Company Benefits Plans and (f) the two most recent financial statements, if any, pertaining to each such plan or arrangement. To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any Company Benefit Plan, nor the Company nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such material liability or penalty. Each of the Company and its Subsidiaries and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with ERISA and the Code to the extent applicable thereto. There is no pending or, to the knowledge of the Company, threatened or anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made to the Company Benefit Plans have been made or provided for. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

Other than pursuant to the provisions of COBRA or other applicable Law, no Company Benefit Plans provide benefits described in Section 3(1) of ERISA to any former employees or retirees of Company or any of its Subsidiaries. No condition exists that would prevent Company or any of its Subsidiaries from amending or terminating any Company Benefit Plans providing health or medical benefits in respect of any active or retired employee other than limitations imposed by law. The Company is in compliance in all material respects with COBRA, including all notification requirements thereunder. Set forth in Section 4.14 of the Company Disclosure Letter is a list identifying each former employee of Company or any of its Subsidiaries or other Person who is entitled to receive health continuation coverage under COBRA at the date hereof, including a brief description of the coverage and the date at which such right to coverage shall terminate.

All Company Benefit Plans that are Pension Plans intended to be qualified under Section 401 of the Code are so qualified and have been so qualified during the period since their adoption; each trust created under any such plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. A true and correct copy of the most recent determination letter from the Internal Revenue Service regarding such qualified status for each such plan has been delivered to Parent. No Company Benefit Plans have incurred an accumulated funding deficiency (as defined in Section 412 of the Code), whether or not waived. As of the last applicable annual valuation date on a termination basis, using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date, no Company Benefit Plans subject to Title IV of ERISA have accrued benefit obligations which exceed the current fair market value of the assets of such plan. None of Company and its Subsidiaries nor any ERISA Affiliate of any of them has incurred, or reasonably expects to incur prior to the Closing Date, any material liability under Title IV of ERISA, other than with respect to the payment of premiums to the Pension Benefit Guaranty Corporation.

Except as set forth in Section 4.14 of the Company Disclosure Letter, no Company employee will receive or be entitled to, and none of Company or any of its

Subsidiaries shall be liable for, any additional benefits, bonuses, service or accelerated rights to payment of benefits under any Company Benefit Plans, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to any severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

No Prohibited Transaction has occurred with respect to any Company Benefit Plans or any other employee benefit plan or arrangement maintained by Company or any of its Subsidiaries or any ERISA Affiliate of Company or any of its Subsidiaries which is covered by Title I of ERISA which has resulted in or could result in material liability of any kind to any of Company and its Subsidiaries, other than any liability to the extent reflected in the financial statements of Company contained in the SEC Reports. No Reportable Event for which reporting was required under Title IV of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred within the last six (6) years. Neither Company or any of its Subsidiaries nor any of its current or former ERISA Affiliates (while an ERISA Affiliate) has within the last six (6) years engaged in, or is a successor or parent corporation to any entity that has engaged in, a transaction described in Section 4069 of ERISA.

Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee for such purposes. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there are no agreements in effect between the Company or any Subsidiary and any individual retained by the Company or any Subsidiary to provide services as a consultant or independent contractor.

For purposes of this Agreement “ERISA Affiliate” means any business or entity which is a member of the same “controlled group of corporations,” an “affiliated service group” or is under “common control” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections; “Pension Plan” shall mean any employer pension benefit plan, as defined in Section 3(2) of ERISA.; “Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively; and “Reportable Event” shall mean a “reportable event”, as defined in Section 4043 of ERISA, whether or not the reporting of such event to the Pension Benefit Guaranty Corporation has been waived.

Section 4.15    Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”). As of the date hereof, there is no existing, pending or, to the knowledge of the Company, threatened activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries.

(b)    Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “Mass Layoff’ or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice Law. No agreement, arbitration or court decision or governmental order to which the Company is a party in any way limits or restricts any of the Company, any of its Subsidiaries or Parent from relocating or closing any of the operations of the Company or any of its Subsidiaries.

(c)    Neither the Company nor any of its Subsidiaries has failed in any material respect to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and the payment of wages and benefits. As of the date hereof, there are no, and the Company has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour Laws pending or, to the knowledge of the Company, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

(d)    The Company and each of its Subsidiaries are in compliance in all material respects with all immigration Laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the knowledge of the Company, as of the date hereof, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration Laws pending or, to the knowledge of the Company, threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

(e)    As of the date hereof, there are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of the Company, threatened against the Company involving any employee or group of employees of the Company. The Company has not suffered or sustained any work stoppage and no such work stoppage is threatened.

(f)    To the knowledge of the Company, no employee of any of the Company and its Subsidiaries is in violation of any material term of any employment contract, patent disclosure or invention agreement or non-competition agreement. There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim, or to its knowledge any basis therefor or threat thereof, with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence.

(g)    Section 4.15(g) of the Company Disclosure Letter lists all material employment, management, consulting, management retention or other personal service, or compensation agreements or arrangements covering one or more employees (including severance, termination or change-of-control arrangements), in each case entered into by the Company or any of its Subsidiaries, and a true and complete copy of each such agreement has been delivered to Parent.

(h)    Section 4.15(h) of the Company Disclosure Letter sets forth a true and complete list as of November 8, 2002 of the names and positions of all employees of Company or any of its Subsidiaries and their respective base rate of compensation and location.

Section 4.16    Environmental Compliance and Disclosure.

(a)    The Company is not in violation of any United States federal, state or local Environmental Laws applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Law. To the knowledge of the Company, each of the Company and its Subsidiaries currently maintains all Environmental Permits necessary for their operation, other than Environmental Permits of which the failure to maintain, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. No notice or action alleging such violation is pending or, to the Company’s knowledge, threatened, and no past or present condition or practice of the Company would prevent continued compliance with any Environmental Permits or give rise to any common law or statutory liability or otherwise from the basis of any claim, action or proceeding with respect to the Company involving any Hazardous Materials.

(b)    As used in this Section 4.16, the following defined terms have the meanings set forth below:

“Environmental Laws” shall mean any and all United States federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates and approvals of governmental authorities required by any Environmental Laws to be obtained by the Company or relating to any Environmental Law and necessary or proper for the business of the Company as currently conducted.

“Hazardous Materials” shall mean any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under any Environmental Laws.

Section 4.17    Intellectual Property Rights.

Section 4.17 of the Company Disclosure Letter sets forth a complete and accurate list and description of all of the Company’s and any Subsidiary’s (i) registrations and pending applications for United States and foreign patents, trademarks and service marks (the “Registered Intellectual Property”) and (ii) unregistered trademarks and service marks (all such rights together with any copyrights that are owned by the Company or any Subsidiary being hereinafter referred to as the “Intellectual Property Rights”). The Company is the sole legal owner of, and has good title to, all of the Intellectual Property Rights, free and clear of any liabilities, liens, encumbrances, restrictions or claims (except for liens for taxes accrued, but not yet payable or liens arising as a matter of law in the ordinary course of business, provided, that the obligations secured by such liens are not delinquent (“Permitted Liens”) and the terms of any existing license disclosed to Parent or to be disclosed pursuant to Section 6.2(a)). The Intellectual Property Rights have not been adjudged invalid or unenforceable in whole or in part, and any registrations thereof are in full force and effect. To the Company’s knowledge, no facts or circumstances exist that might result in the invalidity or unenforceability of the Intellectual Property Rights. The Intellectual Property Rights, and the patent, copyright, trademark and service mark rights obtained by the Company or any of its Subsidiaries from third parties (collectively, the “Third Party Rights”), are all of such rights necessary to the conduct of the business of the Company and the Subsidiaries as currently being conducted. As of the date hereof, the validity of the Intellectual Property Rights and title thereto (i) are not being questioned in any pending litigation and (ii) to the Company’s knowledge, are not the subject(s) of any threatened or proposed litigation. The business of the Company and the Subsidiaries, as now conducted, does not infringe or misappropriate and, as of the date hereof, to the Company’s knowledge, has not been alleged to infringe or misappropriate any copyrights, patents, trade secrets, trademarks, trade names or service marks or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights. To the Company’s knowledge, no person or entity currently engaging in any commercial activity is infringing upon the Intellectual Property Rights.

Section 4.18    Third Party Fees.

(a)    Except pursuant to (a) the letter agreement dated November 12, 2001 between the Company and the Gerard Klauer Mattison & Co., Inc., as

amended October 23, 2002 and (b) the letter agreement dated September 26, 2002 between the Company and Duff & Phelps, LLC (collectively, the “Engagement Letters”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company shall provide Parent a complete and correct copy of the Engagement Letters.

(b)    No person is entitled to any break-up or similar fee or the reimbursement of any expenses, as the result of the execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.19    Rights Agreement.

The Board of Directors of Company has approved the amendment of the Second Amended and Restated Preferred Shares Rights Agreement, dated as of October 17, 2001, by and between the Company and Registrar and Transfer Company (as amended, the “Rights Agreement”), such that (a) no “Triggering Event” (as defined in the Rights Agreement) shall occur and neither Parent nor Sub nor any of their affiliates, individually or taken together, shall become an “Acquiring Person” (as defined in the Rights Agreement), (b) the Rights Agreement shall not apply to either Parent, Sub or any of their affiliates, individually or taken together, in the case of the foregoing clause (a), solely as a result of this Agreement or the transactions contemplated hereby and (c) all “Rights” (as defined in the Rights Agreement) issued under the Rights Agreement shall, immediately prior to the Effective Time, be cancelled, void and of no further force or effect.

Section 4.20    Customers.

Section 4.20 of the Company Disclosure Letter sets forth a list of each customer which accounted for revenues to the Company and the Subsidiaries in the aggregate of more than $500,000 during the 12-month period ended September 30, 2002 (each a “Major Customer” and, collectively, “Major Customers”) together with the amount of revenues produced during such period. As of the date hereof, neither the Company nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the Company, no Major Customer intends to terminate, or materially limit or reduce, its business relations with the Company or any Subsidiary.

Section 4.21    Related Party Transactions.

Section 4.21 of the Company Disclosure Letter sets forth a fair and accurate list of any contractual obligation entered into, or transaction occurring, after the date of the most recent financial statements contained in the SEC Reports, between Company or any of its Subsidiaries and any of the officers, directors, employees, stockholders of any of Company or its Subsidiaries or, to Company’s knowledge, any affiliate of any of the foregoing (other than reasonable and customary compensation for services as officers, directors and employees), including any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such officer, director, employee, stockholder or affiliate.

Section 4.22    Insurance.

The Company and its Subsidiaries are insured by recognized institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction and acts of vandalism. The nature, amount and carriers of all such insurance are set forth in Section 4.22 of the Company Disclosure Letter. The Company has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Company Material Adverse Effect. Within the last twelve months, neither the Company nor any Subsidiary has been denied any insurance coverage that it has sought or for which it has applied.

Section 4.23    Certain State Statutes Inapplicable.

The Board of Directors of the Company has approved, within the meaning of Section 78.438 of the NGCL, this Agreement, the Merger and the other the transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other the transactions contemplated by this Agreement the provisions of Section 78.411, et seq. of the NGCL.

Section 4.24    Vote Required.

The vote of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that may be necessary or required (under applicable Law or otherwise) to approve this Agreement, the Merger and the transactions contemplated hereby. The shares of Company Common Stock held by Parent or Sub at the date hereof are entitled to be voted by Parent or Sub, as the case may be, in respect of this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.25    California Corporations Code.

The Company is not subject to Section 2115 of the California Corporations Code.

Section 4.26    Disclosure.

No representation or warranty made by the Company in this Agreement (including the information and material provided in or pursuant to the Company Disclosure Letter) contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub, jointly and severally, represents and warrants to the Company as follows:

Section 5.1    Organization and Standing.

Such person is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.

Section 5.2    Sub.

(a)    Since the date of its incorporation, Sub has engaged in no business activities unrelated to this Agreement and the transactions contemplated hereby. Sub was incorporated for the purpose of engaging in the transactions contemplated hereby.

(b)    The authorized capital stock of Sub consists of 25,000 shares of common stock, no par value per share, all of which have been validly issued, fully paid and nonassessable and are owned by Parent free and clear of any Liens.

Section 5.3    Authority for Agreement.

Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the NGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes such person’s legal, valid and binding obligation, enforceable against such person in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

Section 5.4    No Conflict.

The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the articles of organization, or articles of incorporation, as applicable, or the bylaws of such person, (b) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such person of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.5    Required Filings and Consents.

The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (b) for filings and consents contemplated by Section 2.1, Section 2.2 and Section 4.14 and (c) for such consents, approvals, authorizations, permits, filings or notifications of which the failure to obtain or make, individually or in the aggregate, is not reasonably likely to prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.6    Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

Section 5.7    Financing.

Parent and Sub have the funds available as is necessary to consummate the transactions contemplated hereby in accordance with the terms hereof.

ARTICLE VI
COVENANTS

Section 6.1    Conduct of the Business Pending the Merger.

(a)    The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent shall otherwise expressly agree in writing (which request shall not be unreasonably withheld or delayed): (i) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice; (ii) the Company and its Subsidiaries shall use its reasonable best efforts to preserve intact their business organizations, keep available the services of their current officers and employees and preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other persons with which the Company or its Subsidiaries has material business relations; (iii) the Company and its Subsidiaries will comply in all material respects with all Material Contracts and applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act; and (iv) the Company and its Subsidiaries shall cause to be provided all notices, assurances and support required by any Material Contract relating to any Company Intellectual Property in order to ensure that no condition under such Material Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by the Company of any computer source code owned or licensed by the Company and included among the Company’s Intellectual Property (“Company Source Code”) or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of any Material Contract.

(b)    The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, unless Parent shall otherwise expressly agree in writing (which request shall not be unreasonably withheld or delayed), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends payable to the Company by a wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon (A) the exercise of Company Options outstanding as of the date of this Agreement and (B) the exercise of warrants outstanding as of the date of this Agreement, (v) award or grant, or authorize or propose the award or grant of any Company Options; (vi) modify or adjust any outstanding options or other rights to acquire shares of Company Common Stock (including the acceleration of any vesting schedule not otherwise provided for in any Company Stock Option Plans) or (vii) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

(c)    The Company covenants and agrees that between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, unless Parent shall otherwise expressly agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person or mortgage or pledge any of its assets or properties, other than in connection with (A) existing lines of credit or (B) leasing contracts entered into in the ordinary course of business; (iii) make any loans or advances to, or investments in (other than as described in the SEC Reports and consistent with past practice), to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries and other than advances of ordinary business expenses or to employees in the ordinary course of business consistent with past practice in principal amounts of not more than $10,000; (iv) merge or consolidate with any other entity in any transaction, or sell any business or assets other than in the ordinary course of business consistent with past practices; (v) change its accounting policies except as required by GAAP or applicable Law; (vi) make any change in employment terms for any of its directors or officers, except as expressly provided in this Agreement; (vii) alter, amend or create any obligations with respect to compensation, severance, loans, deferred compensation, benefits, change-of-control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries or enter into any new, or amend any existing, employment agreements, except (A) as required by applicable Law, (B) severance agreements for non-executive officers containing terms consistent with the Company’s policies and practices as of the date hereof or (C) which will not result in material costs to the Company; (viii) make any change to the Company Benefit Plans, except (A) as required by applicable Law, (B) renewals and adjustments made in the ordinary course of business and consistent with past practices or (C) which will not result in material costs to the Company; (ix) amend or cancel or agree to the amendment or cancellation of any Material Contract; (x) pay, loan or advance any amount, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants (other than the payment of regular compensation, regular directors’ fees or reimbursement of reasonable expenses in the ordinary course of business, consistent with past practice) or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors; (xi) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, (xii) make any tax election or settle or compromise any tax liability of more than $100,000 except as required by Law; or (xiii) pay, discharge, settle or satisfy any claims litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $100,000 in the aggregate; (xiv) dispose of or permit to lapse any rights to the use of any Company Intellectual Property, or dispose of or disclose to any person other than representatives of Parent any Company Intellectual Property not theretofore a matter of public knowledge; (xv) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without reasonable advance notice to Parent; (xvi) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of the Company to compete with or conduct any business or line of business; (xviii) except in each case in the ordinary course of business consistent with past practice or with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts existing on the date hereof or thereafter entered into in the ordinary course of business, and commitments under leases existing on the date hereof or thereafter incurred in the ordinary course of business; or (xix) permit or cause any Subsidiary of the Company to do or agree to do any of the foregoing.

In connection with the continued operation of the Company and its Subsidiaries between the date hereof and the Effective Time, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations promptly and will notify Parent of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

Section 6.2    Access to Information; Confidentiality.

(a)    From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of the Company to, afford the Representatives of Parent reasonable access at all reasonable times and upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records, major customers, vendors and business partners of the Company and its Subsidiaries, and shall furnish Parent with all financial, operating and other data and information, copies of securities filings, stockholder and third-party communications and other material documents as Parent or Sub, through its Representatives, may reasonably request; provided, that, prior to the receipt by the Company of certain required third party consents, this Section 6.2(a) shall not apply to those agreements, referred to on Schedule 6.2(a), which may not be disclosed by the Company without the prior consent of third parties. The Company shall use commercially reasonable, good faith efforts to obtain each such consent prior to the Effective Time. Nothing in this Section 6.2(a) shall require the Company to provide access to or disclose information where such access or disclosure would result in the loss of any attorney-client privilege. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company and Parent will remain subject to the terms of mutual nondisclosure agreement, dated October 17, 2002 (the “Confidentiality Agreement”).

(b)    No investigation pursuant to this Section 6.2 shall limit or modify in any way or affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.3    Notification of Certain Matters.

The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would be reasonably likely to result in a condition with respect to such party’s representations and warranties set forth in Section 7.2(a) or Section 7.2(b) or Section 7.3(a) or Section 7.3(b), as the case may be, not being satisfied and, in such event, whether the particular breach of representation or warranty is reasonably likely to be cured on or before the Effective Time and (ii) any failure by such party (or Sub, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder which would be reasonably likely to result in a condition set forth in Section 7.3(c) not being satisfied on or before the Effective Time. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to make any representation and warranty true and correct on the Effective Date, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement. The disclosure of any matter in accordance with the provisions of this Section 6.3 shall not in any way modify any representation or warranty set forth herein or limit or otherwise affect the remedies available hereunder to the party receiving such disclosure (including for purposes of determining whether the conditions set forth in Section 7.2(a) or Section 7.2(b) or Section 7.3(a) or Section 7.3(b) have been satisfied).

Section 6.4    Reasonable Efforts; Further Assurances; Cooperation.

(a)    Subject to the other provisions of this Agreement, each of the parties hereto will each use its commercially reasonable, good faith efforts to perform its obligations set forth in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described in Section 4.13 of the Company Disclosure Letter and all regulatory approvals (including, but not limited to those identified in Section 4.5 and Section 5.4) and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected on or prior to February 14, 2003, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

(b)    Each of the parties hereto promptly will make their respective filings and submissions and will use its commercially reasonable, good faith efforts to take all actions necessary, proper or advisable under applicable Laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement. Each of the parties hereto will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(c)    The Company will use its commercially reasonable, good faith efforts to give any notices to third parties and use its commercially reasonable, good faith efforts (in consultation with Parent) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Company Disclosure Letter, including, without limitation, the consents described in Section 4.13 of the Company Disclosure Letter, (iii) required to avoid a breach of or default under any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Company Material Adverse Effect whether prior to or after the Effective Date.

Section 6.5    Board Recommendations.

(a)    In connection with the Merger and the Stockholder Meeting to consider the approval and adoption of this Agreement and the Merger, the Board of Directors of the Company shall (i) subject to Section 6.5(b), recommend to the Company Stockholders that they accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, and vote in favor of this Agreement and the Merger and use its commercially reasonable, good faith efforts to obtain the necessary approvals by the Company Stockholders of this Agreement and the Merger and (ii) otherwise comply with all legal requirements applicable to such meeting.

(b)    Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 6.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to Parent or Sub, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement (and the recommendation that the Company Stockholders tender their shares of Company Common Stock pursuant to the Offer), (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving a Competing Acquisition Proposal (as defined below) or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement, memorandum of understanding or other similar agreement or understanding (each, an “Acquisition Agreement”) related to or with respect to any Competing Acquisition Proposal. Notwithstanding the foregoing, if (A) the Company has complied fully with this Section 6.5 and Section 6.8 and the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 6.8 and based upon advice from independent outside legal counsel with respect to its fiduciary duties to the Company Stockholders under applicable Law, that such action is required for the Board of Directors of the Company to act in a manner consistent with its fiduciary obligations to the Company Stockholders under applicable Law or (B) if the Company has complied with this Section 6.5 under circumstances not related to a Competing Acquisition Proposal and the Board of Directors of the Company determines in good faith based upon advice from independent legal outside counsel with respect to its fiduciary obligations to the Company Stockholders under applicable Law, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties to the Company Stockholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) take any of the actions described in clauses (i) through (iii) of this Section 6.5(b), as applicable (a “Subsequent Adverse Determination”), but only at a time that is after the second business day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company intends to make a Subsequent Adverse Determination. Such written notice shall specify the material terms and conditions of any Superior Proposal (and include a copy thereof with all accompanying documentation) or other basis for the Subsequent Adverse Determination, identify the person making any Superior Proposal, and state that the Board of Directors of the Company intends to make a Subsequent Adverse Determination. During such two-business-day period, the Company shall provide a full opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without a Subsequent Adverse Determination. For purposes of this Agreement, “Competing Acquisition Proposal” means any proposal from a third party with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company or any Subsidiary, or any purchase, exchange, securitization, pledge or other acquisition of all or any substantial portion of the assets of the Company or any Subsidiary, including, without limitation, any license, lease or other disposition of all or a substantial portion of the Company’s Intellectual Property Rights (other than in the ordinary course of business) or any purchase or other acquisition of any equity interest in the Company or any Subsidiary. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company or any Subsidiary, or any purchase or other acquisition of 70% or more of the assets of the Company and its Subsidiaries, taken as a whole, or any purchase or other acquisition of more than 50% of the equity interests in the Company, in each case, which (x) has no financing contingency and (y) the independent financial advisor of the Company advises the Board of Directors of the Company that such proposal is more favorable to the Company Stockholders than the Merger from a financial point of view taking into account any proposed changes to this Agreement that may be proposed by Parent in response to such proposal.

Section 6.6    Indemnification.

(a)    It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company Articles of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, listed in Section 4.13(a) of the Company Disclosure Letter, copies of which have been provided to Parent, shall survive the Merger and be observed by the Surviving Corporation to the fullest extent available under Nevada law for a period of six years from the Effective Time. Parent and Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

(b)    Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a “tail” policy of directors’ and officers’ liability insurance covering the period of time from the Effective Time until up to the third anniversary of the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.6(b) more than $320,000 for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than $320,000, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment $320,000.

(c)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.6.

(d)    The provisions of this Section 6.6 are intended for the benefit of, and may be enforced by, each person entitled to indemnification under this Section 6.6.

Section 6.7    Public Announcements.

Parent, Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or the requirements of any securities exchange or trading system.

Section 6.8    Competing Acquisition Proposals.

The Company shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Competing Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any Acquisition Agreement with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Competing Acquisition Proposal; provided, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into or participating in discussions or negotiations with, any person or entity that makes an unsolicited Competing Acquisition Proposal which did not result from a breach of Section 6.5 or this Section 6.8 only if, and only to the extent that, (A) the Board of Directors of the Company, based upon advice from independent outside legal counsel and financial advisors, determines in good faith that such action could lead to a Superior Proposal or is otherwise required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Nevada law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and including standstill provisions no less favorable to the Company than those contained in the Confidentiality Agreement and (C) the Board of Directors of the Company concludes in good faith that the Competing Acquisition Proposal could reasonably be expected to lead to a Superior Proposal. The Company shall provide prompt oral and written notice (in any event within 24 hours) to Parent of (a) the receipt of any such Competing Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Competing Acquisition Proposal, (b) the material terms and conditions of such Competing Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Competing Acquisition Proposal or inquiry and (d) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent fully informed of the status and details of any such Competing Acquisition Proposal or inquiry.

Nothing contained in this Agreement shall prohibit the Board of Directors of the Company, the Company, any of the Company’s Subsidiaries, or any of the officers,

directors, employees, affiliates, agents or Representatives of the Company or its Subsidiaries (i) referring a third party to this Section 6.8 (without disclosing the balance of this Agreement or other non-public information) or (ii) complying with Rule 14e-2 promulgated under the Exchange Act, or making such disclosure to the Company Stockholders as, in the good faith determination of the Company’s Board of Directors, is required by applicable Law; provided, that neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 6.5(b), withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger or this Agreement, including, without limitation, the Company Board Recommendation, or approve or recommend, or propose to approve or recommend a Competing Acquisition Proposal. Nothing in Section 6.5(b) or this Section 6.8, and no action taken by the Board of Directors of the Company pursuant to Section 6.5(b) or this Section 6.8, will (i) permit the Company to enter into any agreement providing for any transaction contemplated by a Competing Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of the Company under this Agreement.

Section 6.9    Undertakings of Parent.

Parent shall perform, or cause to be performed, when due all obligations of Sub and, following the Effective Time, the Surviving Corporation, under this Agreement.

Section 6.10    Director Resignations.

The Company shall use its commercially reasonable efforts to cause to be delivered to Parent resignations of all the directors of the Company’s Subsidiaries to be effective upon the consummation of the Merger.

Section 6.11    Employee Benefits.

(a)    Parent agrees that all employees of the Company who continue employment with Parent, the Surviving Corporation or any subsidiary thereof after the Effective Time (the “Continuing Employees”) shall be provided employment terms and conditions substantially as favorable as provided by the Company as of the Effective Time with respect to wages and salaries; provided, that the Company has not otherwise breached Section 6.2 hereof with respect to increases in wages and salaries, and further subject to routine employment evaluations consistent with Parent’s past practice. Parent agrees that the Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans; provided, that (i) the employment of each of the Continuing Employees shall be “at will” employment, (ii) nothing in this section or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time and (iii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent’s health and welfare benefit plans, or the Surviving Corporation’s successor health and welfare benefit plan, to substantially the same extent as similarly situated employees of Parent. Nothing in this section or elsewhere in this Agreement shall be construed to create a right in any of the Continuing Employees or other person to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent.

(b)    As of the Effective Time and for period of at least one year after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, establish and maintain compensation and benefit plans and arrangements for Continuing Employees that, in the aggregate, are no less favorable than those currently provided by the Company to the Continuing Employees as of the Effective Time (excluding any stock options or other stock-based compensation), except as required by applicable Law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time). Parent shall, or shall cause the Surviving Corporation to, treat Continuing Employees no less favorably than employees of Parent who are in comparable positions and at comparable locations and shall give each Continuing Employee past service credit under its compensation and benefit plans and arrangements and for all employee benefits purposes for service with the Company prior to the Effective Time as if such service had been with Parent. Parent shall honor, or cause the Surviving Corporation to honor, in accordance with their terms and bear any cost associated with (i) all employee benefit obligations to current and former employees of the Company accrued as of the Effective Time and (ii) all employee severance plans in existence as of the date hereof. Parent agrees to, or cause the Surviving Corporation to, (A) provide coverage for the Continuing Employees as of the Effective Time either under its medical, dental, and health plans or under other comparable plans or arrangements; (B) exercise commercially reasonable, good faith efforts to secure the waiver of any preexisting condition limitations, waiting periods or actively-at-work requirements imposed by such plans such that Continuing Employees will be immediately covered by such plans as of the Effective Time; and (C) exercise commercially reasonable, good faith efforts to cause such plans to honor any expenses incurred by the Continuing Employees and their beneficiaries under similar plans of Parent during the portion of the calendar year in which the Effective Time occurs for the purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses. Parent agrees that the Surviving Corporation shall be responsible for providing all legally mandated continuation coverage for Continuing Employees and their covered dependents who experience a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA) which occurs at any time on or after the Effective Time. Nothing in this section is intended to create any employment obligation other than as employees at will who may be terminated with or without cause.

Section 6.12    Rights Agreement.

(a)    Promptly following the execution of this Agreement (but in no event greater than five days), the Company shall have entered into the Rights Agreement with the Registrar and Transfer Company.

(b)    The Company shall use its commercially reasonable efforts to terminate, immediately prior to the Effective Time, the Rights Agreement, and the Company shall execute and deliver such agreements or certificates as Parent may reasonably request to further evidence the termination of the Rights Agreement.

(c)    Neither the Company nor any Subsidiary shall adopt any stockholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries, other than any stockholder rights plan or stockholder rights agreement that (i) does not impair the ability of the Parent and Sub to make the Offer and the parties to consummate the Merger in accordance with the terms of this Agreement and (ii) does not have an adverse effect on Parent or Sub or on the rights of Parent or Sub under this Agreement.

Section 6.13    Conveyance Taxes.

Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time; provided, that Parent shall pay any such Taxes or fees required to be paid from and after the Effective Time.

ARTICLE VII
CONDITIONS

Section 7.1    Conditions to the Obligation of Each Party.

The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a)    Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that neither Parent, Sub nor the Company shall be entitled to invoke this condition if it shall have been the cause of the failure of Sub to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

(b)    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders as required by the NGCL, the Company Articles of Incorporation and the Company Bylaws;

(c)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger shall be in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, that any party invoking this condition shall have used all commercially reasonable efforts to have any such order or injunction vacated; and

(d)    All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made.

Section 7.2    Conditions to Obligations of Parent and Sub to Effect the Merger.

The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver by Parent or Sub at or prior to the Effective Time of the following conditions:

(a)    The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date);

(b)    The representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct in all material respects as of such specified date);

(c)    the Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement;

(d)    there shall not have occurred and be continuing a Company Material Adverse Effect; and

(e)    the Company shall have delivered to Parent and Sub a certificate to the effect that each of the conditions specified in Section 7.2(a), (b), (c) and (d) above is satisfied in all respects; and

(f)    the Company shall have furnished Parent and Sub with the following:

(i)
a certificate of its Secretary or Assistant Secretary as to (i) the Company Bylaws, (ii) all resolutions of the Board of Directors of the Company and the Company Stockholders relating to this Agreement and (iii) incumbency of any officers signing this Agreement and any other documents in connection herewith on its behalf;

(ii)
a copy of the Company Articles of Incorporation, certified by the Secretary of State of the State of Nevada and dated within a recent date prior to the Effective Date and a copy of each of the Subsidiaries’ respective articles of incorporation or similar document, as the case may be, certified by the Secretary of State or other appropriate official of the jurisdiction of organization or incorporation of such entity, each dated within a recent date prior to the Effective Date;

(iii)
a certificate of legal existence and good standing for each of the Company and its Subsidiaries from the Secretary of State or other appropriate official of the jurisdiction of organization or incorporation of such entity, each dated within a recent date prior to the Effective Date; and

(iv)	such other certificates, documents and instruments as may be necessary to effect the intent of this Agreement or consummate the transactions contemplated hereby.

Section 7.3    Conditions to Obligations of the Company to Effect the Merger.

The obligations of the Company to effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    The representations and warranties of Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date);

(b)    The representations and warranties of Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct in all material respects as of such specified date);

(c)    Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

(d)    Parent and Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Section 7.3(a), (b) and (c) is satisfied in all respects.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Stockholders:

(a)    By mutual written consent of duly authorized representatives of Parent and the Company;

(b)    By any of Parent, Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance of Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4;

(c)    By any of Parent, Sub or the Company if (i) as a result of the failure of any of the Offer Conditions, the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer within the time period for acceptance specified by this Agreement or (ii) Sub shall not have accepted for payment any Shares pursuant to the Offer by January 10, 2003 (the “Termination Date”), provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d)    By Parent or Sub if the Board of Directors of the Company (i) causes the Company to enter into any Acquisition Agreement with respect to a Competing Acquisition Proposal, (ii) shall have made a Subsequent Adverse Determination, (iii) shall have endorsed, approved or recommended any Competing Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

(e)    By any of the Company, Parent or Sub, if this Agreement and the Merger shall fail to be approved and adopted by the Company Stockholders at a duly held Stockholders Meeting or at any adjournment or postponement thereof, provided, that neither Parent nor Sub may terminate this Agreement under this Section 8.1(e) if the Company Common Stock it is entitled to vote (whether by ownership, proxy or otherwise) shall not have been voted in favor of this Agreement and the Merger;

(f)    By Parent or Sub, if (i) any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Sub or (ii) the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, prior to the Termination Date, such breach shall not have been cured in all material respects or waived by Parent or Sub and the Company shall not have provided reasonable assurance to Parent and Sub that such breach will be cured in all material respects on or before the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded);

(g)    By Parent or Sub, prior to the purchase of shares of Company Common Stock pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex I and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

(h)    By the Company, if the Offer has not been commenced by the Parent or Sub on or prior to 15 business days following the date of the initial public announcement of the Offer, provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(h) if the Company is in material breach of this Agreement;

(i)    By the Company, if (i) any of the conditions set forth in Section 7.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and, prior to the Termination Date, such breach shall not have been cured in all material respects or waived by the Company and Parent or Sub, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time, except where such failure does not have a material adverse effect on the ability of Parent of Sub to consummate the Offer or the Merger; or

(j)    By the Company if, prior to the Effective Time, in response to a bona fide unsolicited proposal with respect to a Competing Acquisition Proposal (including following actions permitted by Section 6.8), if the Board of Directors of the Company determines in good faith that such proposal could reasonably be expected to lead to a Superior Proposal; provided, that the Company gives Parent at least two business days prior written notice of the Company’s intention to terminate this Agreement, during which period, the Company if requested by Parent engages in good faith negotiations with Parent with respect to such changes as Parent may propose to the terms of this Agreement.

Section 8.2    Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 8.2, the last sentence of Section 9.10 and in Section 9.12, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b)    The Company shall pay Parent a fee of $500,000 in cash (the “Fee”) if:

(i)	the Company terminates this Agreement pursuant to Section 8.1(j) or Parent terminates this Agreement pursuant to Section 8.1(d)(i); or

(ii)
(A) Parent or Sub terminates this Agreement pursuant to Sections 8.1(d)(ii), 8.1(d)(iii) or 8.1(d)(iv) and (B) a Competing Acquisition Proposal that was announced publicly prior to termination of this Agreement is consummated within one year of the date of termination of this Agreement.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

The Fee shall be paid within three business days after termination in the case of termination pursuant to clause (b)(i) above, or one business day after the consummation of the Competing Acquisition Proposal which gives rise to the obligation to make such payment in the case of clause (b)(ii) above.

Section 8.3    Amendments.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, that after approval of the Merger by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger

Consideration or change the form thereof, and no amendment may be made to Section 6.6 without the consent of the third party beneficiaries of such Section.

Section 8.4    Waiver.

At any time prior to the Effective Time, whether before or after the Stockholders Meeting, any party hereto, by action taken by its Board of Directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1    No Third Party Beneficiaries.

Other than the provisions of Section 6.6 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 9.2    Entire Agreement.

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement or the Company Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 9.3    Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that each of Parent and Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment without such consent shall be void.

Section 9.4    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5    Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6    Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without regard to principles of conflicts of Law thereof.

Section 9.7    Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.8    Specific Performance.

Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.9    Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including”

are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10    Non-Survival of Representations and Warranties and Agreements.

Except as provided in the last sentence of this Section 9.10, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be. This Section 9.10 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or termination of this Agreement.

Section 9.11    Certain Definitions.

(a)    For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof or any other entity. For purposes of this Agreement, the phrase “Company Material Adverse Effect” shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred, is materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole; provided, that a Company Material Adverse Effect shall not include failure by the Company to meet analysts’ earnings forecasts or estimates, changes in the market price or trading volume of the Company’s securities or any effect resulting from any change (i) in Law, GAAP or interpretations thereof that apply to the Company or its Subsidiaries, (ii) any change in general economic or business conditions, including any change due to any act of war, terrorism or threat of war or terrorism or (iii) due to the public announcement of this Agreement or the transactions contemplated by this Agreement, or the consummation of such transactions.

(b)    For purposes of this Agreement, the phrases “to the knowledge of the Company,” “known to the Company,” and similar formulations shall mean (i) the knowledge of any of the executive and managing officers of the Company and its Subsidiaries and all knowledge which was or could have been obtained upon reasonable inquiry by such executive and managing officers whose duties would, in the normal course of the Company’s affairs, result in such persons having knowledge concerning such subject area or state of affairs and (ii) the actual knowledge of any of the directors or executive and managing officers of the Company.

Section 9.12    Fees and Expenses.

Except as provided in Section 8.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.13    Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by prepared courier of recognized standing (with receipt provided by such courier) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.13:

If to Parent or Sub:	Rocket Software, Inc. 2 Apple Hill Drive Natick, Massachusetts Telecopier: 508-652-4777 Attention: Johan Magnusson

with a copy to:	Lucash, Gesmer & Updegrove LLP 40 Broad Street Boston, Massachusetts 02109 Telecopier: 617-350-6878 Attention: Thomas H. Durkin

If to the Company:	TCSI Corporation 1080 Marina Village Parkway Alameda, California 94501 Telecopier: 510-749-8700 Attention: Kenneth E. Elmer

with a copy to:	Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 Telecopier: 415 268-7522 Attention: Robert S. Townsend

IN WITNESS WHEREOF, the Company, Parent and Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TCSI CORPORATION

By:	/s/ Kenneth E. Elmer
Name:	Kenneth E. Elmer
Title:	President, CEO and CFO

ROCKET SOFTWARE, INC.

By:	/s/ Andrew Youniss
Name:	Andrew Youniss
Title:	CEO

ROCKET ACQUISITION SUB, INC.

By:	/s/ Johan Magnusson
Name:	Johan Magnusson
Title:	COO

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I shall have the meanings assigned to them in this Agreement.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of this Agreement), Sub shall not be required to accept for payment or pay for any Shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if:

(1)
at or prior to the expiration date of the Offer, the number of Shares validly tendered and not withdrawn, together with any Shares then owned by Parent or Sub, shall not satisfy the Minimum Condition or, if applicable pursuant to the provisions of this Agreement, the Revised Minimum Number; or

(2)	at any time prior to acceptance for payment of Shares pursuant to the Offer, any of the following events or conditions shall occur or exist:

(a)    there shall have been instituted or be pending any action or proceeding by any Governmental Entity: (i) challenging or seeking to permanently restrain, enjoin or otherwise prohibit the Offer or the Merger; (ii) seeking to materially restrain or prohibit Parent’s or Sub’s full rights of ownership or operation of any material portion of the business or assets of the Company, or to compel Parent or Sub to dispose of or hold separate all or any portion of the business or assets of the Company; (iii) seeking to impose material limitations on the ability of Parent or Sub effectively to exercise rights of ownership of the Shares acquired pursuant to the Offer and the Merger, including, without limitation, the right to vote any Shares acquired or owned by Parent or Sub on all matters properly presented to the Company Stockholders; (iv) seeking to require divestiture by Parent or Sub of any Shares or (v) imposing a waiting period (such as under any applicable antitrust or competition law or regulation), or requiring any permission, that has not expired or been terminated or has otherwise not been obtained or satisfied; or

(b)    there shall have been enacted, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation judgment, order or injunction that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (a) above;

(c)    an event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(d)    the actions described in Section 8.1(d) of this Agreement shall have occurred;

(e)    the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement, which breach or failure to perform, if capable of being cured, continues for more than 30 days after the giving of written notice to the Company;

(f)    the representations and warranties of the Company in this Agreement that are qualified by materiality shall not be true and correct in any respect as of the date of this Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date), and the representations and warranties of the Company in this Agreement that are not qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the Effective Time (except as to those representations and warranties made as of a specified date, which shall be so true and correct in all material respects as of such specified date); or

(g)    this Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer.

The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted or waived by Parent or Sub, regardless of the circumstances giving rise to any such condition, in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

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